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Exhibit 10.18

                              BARNES & NOBLE, INC.
                                122 Fifth Avenue
                            New York, New York 10011

                                          As of January 1, 2000

Mr. Stephen Riggio
81 Post Kunhardt Road
Bernardsville, New Jersey 07924

Dear Mr. Riggio:

            This letter agreement is intended to amend and restate the letter agreement between us dated as of July 25, 1993, as amended as of April 1, 1998 (the "Original Agreement"), regarding your employment by Barnes & Noble, Inc. The Original Agreement is hereby amended and restated to read in its entirety as follows:

1. Employment; Duties. Barnes & Noble, Inc. (the "Company") hereby employs you, and you hereby accept employment, as Vice Chairman of the Board of the Company. Your principal duties shall be to oversee and develop investments in the Company's existing and future affiliates, including but not limited to barnesandnoble.com and iUniverse.com, and such other duties and responsibilities as are prescribed by the Chairman of the Board or the Board of Directors of the Company consistent with the office of Vice Chairman of the Company. While you are the Company's employee, you agree to devote your full business time and attention to the performance of your duties and responsibilities as Vice Chairman of the Board of the Company. With your approval and subject to the terms hereof, the Company may also designate you to hold officer and/or director positions on subsidiaries and/or affiliates of the Company.

2. Term. The term of this Agreement will be for a period beginning on the date hereof and ending on the fifth anniversary of the date hereof.

3. Compensation.

     3.1. Salary. The Company will pay you, for all services you perform hereunder, an annual salary of $500,000, or such higher amount as the Company may determine, payable in accordance with the Company's payroll schedule applicable to executive officers of the Company.

     3.2. Bonus Compensation. In addition to your above-mentioned salary, we will pay you, within 90 days following the end of each fiscal year of the Company during the term of your employment, annual bonus compensation in an amount determined in accordance with the Company's Supplemental Compensation Plan.
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     3.3. Options and Payments from Affiliates. You shall be eligible to receive from affiliates of the Company stock options and similar incentives, as agreed to by such affiliates. Unless otherwise agreed to by the Company, you shall not be entitled to participate in any incentive stock option or similar incentive plan maintained by the Company. To the extent in any year during the term hereof you receive any cash compensation from any affiliate of the Company for services rendered by you on its behalf, such compensation shall be credited against the annual salary and bonus due to you hereunder for such year.

     3.4. Employee Benefits. Except as provided in Section 3.3 above, during the term of your employment, you will participate in and receive any benefits to which you are entitled under employee benefit plans which the Company provides for all employees, as well as those benefits which the Company provides, or may at any time in the future provide, for its executive officers.

     3.5. Expenses; Car Allowance. During the term of your employment, we will:
          (a) pay you a car allowance per month in an amount to be determined by the Company; and (b) reimburse you for all expenses incurred by you in the performance of your duties and responsibilities under this Agreement, including, without limitation, entertainment and travel expenses, in accordance with the policies and procedures established by the Board of Directors of the Company.

     3.6. Life and Disability Insurance. In addition to the foregoing, we will obtain in your name a life insurance policy providing for a death benefit of $1,000,000 payable to any beneficiary or beneficiaries named by you, and a disability insurance policy providing for monthly payments to you at a rate of 60% of your then annual salary during the period of any disability until the earlier of your attaining age 65 or death. During the term of your employment, we will pay all premiums due on such policies.

4.    Non-Competition.

     4.1. Covenant. You agree that so long as you are actively employed under this Agreement or any agreement in renewal hereof and for a period of two years after your voluntary termination of your employment or the termination of your employment by the Company for cause (other than following a change of control of the Company), you will not directly or indirectly either as principal, agent, stockholder, employee or in any other capacity, engage in or have a financial interest in, any business that is competitive with the businesses operated by the Company, its subsidiaries and affiliates.

     4.2. Ownership of Other Securities. Nothing herein contained in this
          Section 4 shall be construed as denying you the right to own securities of any corporation listed on a
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          national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities.

     4.3. Reasonableness. You acknowledge that the foregoing limitations are reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable by a court of competent jurisdiction, you will submit to the reduction of such limitations as the court shall find reasonable.

     4.4. Severability. If any of the restrictions set forth in this Section 4 should for any reason whatsoever be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions or any other provision of this Agreement will not be adversely affected thereby.

     4.5. Remedies. The remedies provided under this Section 4 are non-exclusive and shall be in addition to, and not in lieu of, any rights or remedies that the Company may possess.

5. Severance. In the event your employment is terminated at any time during the term hereof other than as a result of your death, disability or resignation, the Company will continue to pay you the annual salary which you were being paid under Section 3.1 above during the two-year period immediately following the termination of your employment. Such payments shall be in lieu of any other payments which would otherwise be due you under this Agreement.

6.  Miscellaneous.

     6.1. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof, including without limitation the Original Agreement.

     6.2. Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns.

     6.3. Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.
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     6.4. Assignment. Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

     6.5. Litigation Expenses. The Company will pay any actual expenses for reasonable attorneys' fees and disbursements incurred by you, or your personal representative, in seeking to obtain or enforce any right or benefit under this Agreement, if you or your representative is the prevailing party.

     6.6. No Mitigation. In the event of termination of this Agreement by you as a result of the breach by the Company of any of its obligations hereunder, or in the event of the termination of your employment by the Company in breach of this Agreement, you shall not be required to seek other employment in order to mitigate damages hereunder.

     6.7. Notices. Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, addressed to the party at his or its respective address as set forth on the first page hereof, or to such other address as he or it may designate in writing in accordance with the provisions of this section.

     6.8. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.

     6.9. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

   If the foregoing accurately reflects our agreement, kindly date, sign and return to us the enclosed duplicate copy of this letter.

                                          Very truly yours,

                                          BARNES & NOBLE, INC.



                                          By: /s/J. Alan Kahn
                                            ------------------------------------
                                              Name:J. Alan Kahn
                                              Title:Chief Operating Officer

ACCEPTED AND AGREED TO:


/s/Stephen Riggio
------------------------
Stephen Riggio